Exhibit 99.3

Consent of Director Nominee

S&T Bancorp, Inc. (the “Company”) is filing a Registration Statement on Form S-4 (Registration No. 333-            ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance of common stock of the Company in connection with the proposed merger of Integrity Bancshares, Inc. with and into the Company. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ James T. Gibson
Name: James T. Gibson
Dated: December 15, 2014